EXHIBIT 10.51

First Amendment to the
Weingarten Realty Retirement Plan

R E C I T A L S:

A.           WHEREAS, Weingarten Realty Investors (the “Employer”) has previously established the Weingarten Realty Retirement Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their Beneficiaries; and

B.           WHEREAS, the Employer has previously amended and restated the Plan in part to reflect its compliance with the Pension Protection Act of 2006; and

C.           WHEREAS, the Employer desires to amend the Plan to adopt further applicable provisions of the Pension Protection Act of 2006, as well as applicable provisions of the Heroes Earnings Assistance and Relief Tax Act; and

D.           WHEREAS, the Employer has the power and authority to amend the Plan pursuant to Section 16.1 of the Plan;

NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the following amendment is hereby made and shall be effective as provided herein, and the terms of the Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment:

1.           Section 5.7 of the Plan is hereby amended by adding the following new paragraph at the end thereof to be and read as follows, effective January 1, 2008:

Special Rule Relating To Termination of the Plan.  Effective January 1, 2008, upon the termination of the Plan:

(A)
If an interest credit rate (or an equivalent amount) under the Plan is a variable rate, then for such rate, the rate of interest used to determine accrued benefits under the Plan shall be equal to the average of the rates of interest used under the Plan during the 5-year period ending on the termination date; and

(B)
The interest rate and mortality table used to determine the amount of any benefit under the Plan payable in the form of an annuity payable at normal retirement age shall be the rate and table specified under the Plan for such purpose as of the termination date, except that if such interest rate is a variable rate, the interest rate shall be determined under the rules of subclause (A).

2.           The Plan is hereby amended by adding the following new Article XIX to be and read as follows, effective as stated herein:

ARTICLE XIX
Funding-Based Limits

19.1	Effective Date and Application of Article.

(a)	Effective Date. The provisions of this Article apply to Plan Years beginning after December 31, 2007.

(b)
This Article only applies to single employer plans and does not apply to a plan maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers. For purposes of this subsection, the term Plan shall include any predecessor plan.

(c)	Notwithstanding anything in this Article to the contrary, the provision of Code Section 436 and the Regulations thereunder are incorporated herein by reference.

19.2	Funding-Based Limitation on Shutdown Benefits and Other Unpredictable Contingent Event Benefits.

(a)
In General. If a Participant is entitled to an “unpredictable contingent event benefit” payable with respect to any event occurring during any Plan Year, then such benefit may not be provided if the “adjusted funding target attainment percentage” for such Plan Year (i) is less than sixty percent (60%) or, (ii) would be less than sixty percent (60%) percent taking into account such occurrence.

(b)
Exemption. Paragraph (a) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) equal to:

(1)
in the case of 19.2(a)(i) above, the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the occurrence referred to in paragraph (a), and

(2)	in the case of 19.2(a)(ii) above, the amount sufficient to result in a “funding target attainment percentage” of sixty percent (60%).

(c)	Unpredictable Contingent Event Benefit. For purposes of this subsection, the term “unpredictable contingent event benefit” means any benefit payable solely by reason of:

(1)	a plant shutdown (or similar event, as determined by the Secretary of the Treasury), or

(2)	an event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

19.3	Limitations on Plan Amendments Increasing Liability for Benefits.

(a)
In General.  No amendment which has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the “adjusted funding target attainment percentage” for such Plan Year is:

(1)	less than eighty percent (80%), or

(2)	would be less than eighty percent (80%) taking into account such amendment.

(b)
Exemption. Paragraph 19.3(a) above shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) equal to—

(1)	in the case of paragraph 19.3(a)(1) above, the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the amendment, and

(2)	in the case of paragraph 19.3(a)(2) above, the amount sufficient to result in an “adjusted funding target attainment percentage” of eighty percent (80%).

(c)
Exception for Certain Benefit Increases.  Paragraph (a) shall not apply to any amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment.

19.4	Limitations on Accelerated Benefit Distributions.

(a)
Funding Percentage Less Than Sixty Percent (60%). If the Plan's “adjusted funding target attainment percentage” for a Plan Year is less than sixty percent (60%), then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year.

(b)
Bankruptcy. During any period in which the Employer is a debtor in a case under title 11, United States Code, or similar Federal or state law, the Plan may not pay any “prohibited payment.” The preceding sentence shall not apply on or after the date on which the enrolled actuary of the Plan certifies that the “adjusted funding target attainment percentage” of the Plan is not less than one-hundred percent (100%).

(c)	Limited Payment if Percentage at Least Sixty Percent (60%) But Less Than Eighty Percent (80%).

(1)
In General. If the Plan's “adjusted funding target attainment percentage” for a Plan Year is sixty percent (60%) or greater but less than eighty percent (80%), then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of:

(A)	fifty (50) percent of the amount of the payment which could be made without regard to this subsection, or

(B)
the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code Section 417(e)) of the maximum guarantee with respect to the participant under ERISA Section 4022.

(2)           One-time Application.

(A)
In General. Only one “prohibited payment” meeting the requirements of subparagraph (1) may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either paragraph (a) or (b) or this paragraph (c) applies.

(B)
Treatment of Beneficiaries. For purposes of this subparagraph, a Participant and any Beneficiary (including an  alternate payee, as defined in Code Section 414(p)(8)) shall be treated as one Participant. If the Accrued Benefit of a Participant is allocated to such an alternate payee and one or more other persons, the amount under subparagraph (1) shall be allocated among such persons in the same manner as the Accrued Benefit is allocated unless the qualified domestic relations order (as defined in Code Section 414(p)(1)(A)) provides otherwise.

(d)
Exception. This subsection shall not apply for any Plan Year if the terms of the Plan  (as in effect for the period beginning on September 1, 2005, and ending with such Plan Year) provide for no benefit accruals with respect to any Participant during such period.

(e)	“Prohibited Payment.” For purpose of this subsection, the term “prohibited payment” means:

(1)
any payment, in excess of the monthly amount paid under a single life annuity (plus any Social Security supplements described in the last sentence of Code Section 411(a)(9)), to a Participant or Beneficiary whose Annuity Starting Date occurs during any period a limitation under paragraph (a) or (b) is in effect,

(2)	any payment for the purchase of an irrevocable commitment from an insurer to pay benefits, and

(3)	any other payment specified by the Secretary by Regulations.

19.5	Limitation on Benefit Accruals for Plans With Severe Funding Shortfalls.

(a)
In General. If the Plan's “adjusted funding target attainment percentage” for a Plan Year is less than sixty percent (60%), benefit accruals under the Plan shall cease as of the valuation date for the Plan Year.

(b)
Exemption. Paragraph (a) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) equal to the amount sufficient to result in an “adjusted funding target attainment percentage” of sixty percent (60%).

19.6	Rules Relating to Contributions Required to Avoid Benefit Limitations.

(a)	Security May Be Provided.

(1)
In General. For purposes of this section, the “adjusted funding target attainment percentage” shall be determined by treating as an asset of the Plan any security provided by the Employer in a form meeting the requirements of subparagraph (2).

(2)	Form of Security. The security required under subparagraph (1) shall consist of:

(A)	a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA Section 412,

(B)	cash, or United States obligations which mature in three (3) years or less, held in escrow by a bank or similar financial institution, or

(C)	such other form of security as is satisfactory to the Secretary and the parties involved.

(3)	Enforcement. Any security provided under subparagraph (1) may be perfected and enforced at any time after the earlier of:

(A)	the date on which the Plan terminates,

(B)	if there is a failure to make a payment of the minimum required contribution for any Plan Year beginning after the security is provided, the due date for the payment under section 430(j), or

(C)	if the “adjusted funding target attainment percentage” is less than sixty percent (60%) for a consecutive period of seven years, the valuation date for the last year in the period.

(4)
Release of Security. The security shall be released  (and any amounts thereunder shall be refunded together with any interest accrued thereon) at such time as the Secretary may prescribe in Regulations, including Regulations for partial releases of the security by reason of increases in the “funding target attainment percentage.”

(b)
Prefunding Balance or Funding Standard Carryover Balance May Not Be Used. No prefunding balance under Code Section 430(f) or funding standard carryover balance may be used under Sections 19.2, 19.3, or 19.5 to satisfy any payment an Employer may make under any such Section to avoid or terminate the application of any limitation under such Section.

(c)	Deemed Reduction of Funding Balances:

(1)
In General. Subject to subparagraph (3), in any case in which a benefit limitation under Section 19.2, 19.3, 19.4, or 19.5 would (but for this subparagraph and determined without regard to subsection 19.2(b), 19.3(b), or 19.5(b)) apply to such Plan for the Plan Year, the Employer shall be treated for purposes of this Article as having made an election under Code Section 430(f) to reduce the prefunding balance or funding standard carryover balance by such amount as is necessary for such benefit limitation to not apply to the Plan for such Plan Year.

(2)
Exception for Insufficient Funding Balances. Subparagraph (1) shall not apply with respect to a benefit limitation for any Plan Year in the application of subparagraph (1) would not result in the benefit limitation not applying for such Plan Year.

(3)
Restrictions of Certain Rules to Collectively Bargained Plans. With respect to any benefit limitation under Section 19.2, 19.3, or 19.5, subparagraph (1) shall only apply in the case of a plan maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers.

19.7	Presumed Underfunding for Purposes of Benefit Limitations.

(a)	Presumption of Continued Underfunding. In any case in which a benefit limitation under Sections 19.2, 19.3, 19.4, or 19.5 has been applied to a Plan with respect to the Plan Year preceding the current Plan Year, the “adjusted funding target attainment percentage” of the Plan for the current Plan Year shall be presumed to be equal to the “adjusted funding target attainment percentage” of the Plan for the preceding Plan Year until the enrolled actuary of the Plan certifies the actual “adjusted funding target attainment percentage” of the Plan for the current Plan Year.

(b)
Presumption of Underfunding After 10th Month. In any case in which no certification of the “adjusted funding target attainment percentage” for the current Plan Year is made with respect to the Plan before the first day of the 10th month of such year, for purposes of Sections 19.2, 19.3, 19.4, or 19.5, such first day shall be deemed, for purposes of such Section, to be the valuation date of the Plan for the current Plan Year and the Plan's “adjusted funding target attainment percentage” shall be conclusively presumed to be less than sixty percent (60%) as of such first day.

(c)	Presumption of Underfunding After 4th Month for Nearly Underfunded Plans. In any case in which:

(1)
a benefit limitation under Sections 19.2, 19.3, 19.4, or 19.5 did not apply to a Plan with respect to the Plan Year preceding the current Plan Year, but the “adjusted funding target attainment percentage” of the Plan for such preceding Plan Year was not more than ten (10) percentage points greater than the percentage which would have caused such Section to apply to the Plan with respect to such preceding Plan Year, and

(2)
as of the first day of the 4th month of the current Plan Year, the enrolled actuary of the Plan has not certified the actual “adjusted funding target attainment percentage” of the Plan for the current Plan Year, until the enrolled actuary so certifies, such first day shall be deemed, for purposes of such Section, to be the valuation date of the Plan for the current Plan Year and the “adjusted funding target attainment percentage” of the Plan as of such first day shall, for purposes of such Section, be presumed to be equal to ten (10) percentage points less than the “adjusted funding target attainment percentage” of the Plan for such preceding Plan Year.

19.8	Treatment of Plan as of Close of Prohibited or Cessation Period. The following provisions apply for purposes of applying this Section.

(a)
Operation of Plan After Period. Payments and accruals will resume effective as of the day following the close of the period for which any limitation of payment or accrual of benefits under Section 19.4 or 19.5 applies; provided, however, that if benefit accrual has previously ceased under the Plan due to Plan amendment, such accruals will not resume.

(b)	Treatment of Affected Benefits. Nothing in this Section shall be construed as affecting the Plan’s treatment of benefits that would have been paid or accrued but for this Section.

19.9	Definitions.

(a)
The term “funding target attainment percentage” has the same meaning given such term by Code Section 430(d)(2), except as otherwise provided herein. However, in the case of the Plan Year beginning in 2008, the “funding target attainment percentage” for the preceding Plan Year may be determined using such methods of estimation as the Secretary may provide.

(b)
The term “adjusted funding target attainment percentage” means the “funding target attainment percentage” which is determined under paragraph (a) by increasing each of the amounts under subparagraphs (A) and (B) of Code Section 430(d)(2) by the aggregate amount of purchases of annuities for employees other than highly compensated employees (as defined in Code Section 414(q)) which were made by the Plan during the preceding two (2) Plan Years.

(c)	Application to Plans Which Are Fully Funded Without Regard to Reductions for Funding Balances.

(1)
In General. For any Plan Year, if the “funding target attainment percentage” is one-hundred percent (100%) or more (determined without regard to this paragraph and without regard to the reduction in the value of assets under Code Section 430(f)(4)(A)), the “funding target attainment percentage” for purposes of paragraph (a) shall be determined without regard to such  reduction.

(2)
Transition Rule. Subparagraph (1) shall be applied to Plan Years beginning after 2007 and before 2011 by substituting for “one-hundred percent (100%)” the applicable percentage determined in accordance with the following table:

In the case of a Plan Year beginning in calendar year:	The applicable percentage is:

2008	92%
2009	94%
2010	96%

(3)
Subparagraph (2) shall not apply with respect to any Plan Year after 2008 unless the “funding target attainment percentage” (determined without regard to this paragraph) of the Plan for each preceding Plan Year after 2007 was not less than the applicable percentage with respect to such preceding Plan Year determined under subparagraph (2).

3.           The Plan is hereby amended by adding the following new Article XX to be and read as follows, effective as stated herein:

ARTICLE XX
HEROES EARNINGS ASSISTANCE AND RELIEF TAX ACT PROVISIONS

20.1
Death benefits. In the case of a death or disability occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

20.2
Differential wage payments. For years beginning after December 31, 2008, (i) an individual receiving a differential wage payment, as defined by Code Section 3401(h)(2), shall be treated as an employee of the employer making the payment, (ii) the differential wage payment shall be treated as compensation, and (iii) the plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment. The immediately preceding clause (iii) shall apply only if all employees of the Employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Sections 410(b)(3), (4), and (5)).

IN WITNESS WHEREOF, the Employer has caused the Plan to be amended by this First Amendment this 2nd day of December, 2009, to be effective as stated herein.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Stephen C. Richter
Executive VP/CFO